CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 146 to Registration Statement No. 333-143964 on Form N-1A of our report dated November 21, 2018, relating to the financial statements and financial highlights of First Trust Nasdaq Smartphone Index Fund, appearing in the Annual Report on Form N-CSR for First Trust Exchange-Traded Fund II as of and for the year ended September 30, 2018, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Miscellaneous Information", "AIFM Directive Disclosures", and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
May 29, 2019